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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: JANUARY 15, 2008

ATWOOD OCEANICS, INC.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER 1-13167

TEXAS
(State or other jurisdiction of incorporation or organization)

Internal Revenue Service – Employer Identification No. 74-1611874

15835 Park Ten Place Drive, Houston, Texas, 77084
(281) 749-7800

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

     We currently expect total drilling costs for the first quarter of fiscal year 2008 to be around $52 million and our effective tax rate for the quarter and year to be between 10% and 14%.

     In our Form 8-K filed on November 28, 2007, we stated that results for the first quarter of fiscal year 2008 could be negatively impacted by approximately $1.7 million due to a dayrate billing disagreement. We now expect to settle this disagreement with only a $900,000 negative impact on results for the quarter (approximately $0.03 reduction in diluted earnings per share).

     Additional information with respect to the Company’s Fleet Status Report at January 15, 2008 is attached hereto as Exhibit 99.1. Such information is being furnished under Regulation FD and should not be deemed to be filed under Section 19 of the Exchange Act.

     Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

ITEM 9.01      EXHIBITS

EXHIBIT 99.1 Fleet Status Report at January 15, 2008

EXHIBIT INDEX

EXHIBIT NO.      DESCRIPTION

99.1	Fleet Status Report at January 15, 2008

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD OCEANICS, INC
(Registrant)

/s/ James M. Holland James M. Holland Senior Vice President

DATE: January 15, 2008